Exhibit 99.4


                             SHAREHOLDERS' AGREEMENT



          SHAREHOLDERS' AGREEMENT (the "Agreement"), dated as of March 22, 1995, by and among Byron Preiss ("Preiss"), Martin L. Berman, Phyllis Berman, Steven
C. Berman, Alison A. Berman Lifetime Income Trust, Mark K. Berman Lifetime Income Trust and Martin L. Berman Foundation (the "Berman Group"), and Viacom International Inc. ("Viacom"), a New York corporation (Preiss, the Berman Group (and the individuals comprising the Berman Group) and Viacom being sometimes referred to herein individually as a "Shareholder" and collectively as the "Shareholders").


                              W I T N E S S E T H :


          WHEREAS, pursuant to the terms and conditions set forth in that certain Stock Purchase Agreement of even date herewith by and among Byron Preiss Multimedia Company, Inc., a New York corporation (the "Company") and Viacom (the "Stock Purchase Agreement"), the Company has sold, issued and delivered to Viacom and Viacom has purchased, 852,375 shares of Common Stock, which upon issuance equaled twenty percent (20%) of the Company's then issued and outstanding common stock, par value $.001 per share, (the "Common Stock"), on a fully-diluted basis; and

          WHEREAS, the Shareholders are individually the owners of such number of the Company's issued and outstanding shares of Common Stock, as set forth in
Schedule 1 hereto (the  "Shares");  and

          WHEREAS, the Company has granted (i) a warrant to VIACOM to purchase 315,000 shares of the Common Stock (the "Warrant") under certain circumstances, pursuant to the terms and conditions set forth in that certain Warrant Agreement and Certificate of even date herewith, by and among the Company and Viacom (the "Warrant Certificate") and (ii) a warrant to Viacom to purchase additional shares of the Common Stock upon the exercise of stock options pursuant to the Company's 1993 Stock Option Plan, as such plan may be amended from time to time (the "Plan") or (ii) outside of the Plan (the "Additional Warrant"), pursuant to the terms and conditions set forth in the Additional Warrant; and





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          WHEREAS,  the parties  hereto believe that it is in the best interests of the Company and the Shareholders of the Company that provision be made for the stability and continuity of the ownership of the Shares on the terms set forth herein; and

          WHEREAS, the parties hereto wish to memorialize certain agreements reached among them with respect to the composition of the Company's Board of Directors and the taking of certain actions by the Board of Directors of the Company.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

          1. Rights of First Refusal with Respect to the Shares.

               (a) If Viacom has received a bona fide third-party offer to purchase (a "Third-Party Offer") all or some of its Shares and desires to accept such a Third-Party Offer, Viacom shall first make an offer (the "Offer") to sell such Shares (the "Offered Shares") to Preiss and the Berman Group (Preiss and the Berman Group being collectively referred to herein as the "Group"). Such Offer shall be upon the same terms and conditions as the Third-Party Offer. Viacom shall send written notice of the Offer (the "Notice") to the Group (as set forth in Section 10.1 hereof), which shall state the number of Offered Shares, the terms and conditions of the Offer and the name of the prospective purchaser (the "Third-Party Offeror"), together with a copy of all written communications between such party and Viacom necessary to establish the terms of the Third-Party Offer. The Notice shall propose the offer price (which price shall be no higher than such bona-fide Third-Party Offer) payable in the same manner as the Third-Party Offer and shall contain evidence as to the financial ability of the Third-Party Offeror to consummate the proposed purchase.

                    The Group shall have the right to purchase all, but not less than all, of the Offered Shares specified in the Notice at a purchase price equal to the offering price stated in the Notice, which right shall be exercisable by endorsement of the Notice and the delivery of the endorsed Notice to Viacom within fifteen (15) days after receipt of the Notice. If two or more members of the Group exercise the right to purchase all of the Offered Shares specified in the Notice, unless otherwise mutually agreed upon, each member of the Group shall purchase the Offered Shares in proportion to his or its respective Pro Rata Amount (as hereinafter defined) divided by the aggregate Pro Rata Amount of all of the other members of the Group exercising their rights pursuant to the




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Offer.  A member of the Group may  endorse on the Notice his desire to  purchase more than his proportionate share of the Offered Shares specified in the Notice should such additional Offered Shares be available for sale by Viacom after having been offered to the other members of the Group as provided herein. If the Group fails to respond to Viacom within the fifteen (15)-day notice period in a manner which indicates that the members of the Group will purchase all of the Offered Shares subject to the Notice, such failure shall be regarded as a rejection of the Offer by all of the members of the Group.

                    Unless the Group elects to purchase all of the Offered Shares, Viacom may sell all of the Offered Shares, but not less than all, to the Third-Party Offeror on the terms and conditions of the Third-Party Offer, provided that such sale is bona fide and made within ninety (90) days from the expiration of the notice period pursuant to the Notice. If such sale is not consummated within such ninety (90)-day period, the restrictions provided for herein shall again become effective, and no sale, transfer, or assignment of such Shares may be made thereafter without again offering the same to the Company and the Group in accordance with this Agreement.

               (b) If a member of the Group has received a Third-Party Offer to purchase its Shares and the member of the Group desires to accept such a Third-Party Offer, the offering Group member (an Offering Group Member") shall first make an Offer to sell such Shares (the "Group Offered Shares") to Viacom. Such Offer shall be upon the same terms and conditions as the Third-Party Offer. The Offering Group Member shall send Notice of the Offer to Viacom together with a copy of all written communications between such party and the Offering Group Member necessary to establish the terms of the Third-Party Offer. The Notice shall propose the offer price (which price shall be no higher than such bona-fide Third-Party Offer) payable in the same manner as the Third-Party Offer and shall contain evidence as to the financial ability of the Third-Party Offeror to consummate the proposed purchase.

                    Viacom shall have the right to purchase all, but not less than all, of the Group Offered Shares (from such Offering Group Member) specified in the Notice at a purchase price equal to the offering price stated in the Notice, which right shall be exercisable by endorsement of the Notice and the delivery of the endorsed Notice to the Offering Group Member within fifteen
(15) days after receipt of the Notice. If Viacom fails to respond to the Offering Group Member within the fifteen (15)-day notice period in a manner which indicates that Viacom will purchase all of the Offered Shares subject to





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the Notice,  such  failure  shall be  regarded  as a  rejection  of the Offer by
Viacom.

                    Unless Viacom elects to purchase all of the Group Offered Shares, the Offering Group Member may sell all of the Group Offered Shares, but not less than all, to the Third-Party Offeror on the terms and conditions of the Third-Party Offer, provided that such sale is bona fide and made within ninety
(90) days from the expiration of the notice period pursuant to the Notice. If such sale is not consummated within such ninety (90)-day period, the restrictions provided for herein shall again become effective, and no sale, transfer, or assignment of such Shares may be made thereafter without again offering the same to the Company and Viacom in accordance with this Agreement.

                    Notwithstanding  anything to the contrary  contained in this
Section 1, the provisions of this Section 1 shall not apply to any transfer of the Shares to family members or affiliates (as such term is defined in the regulations promulgated under the Securities Exchange Act of 1934, as amended) of the Stockholders, as appropriate, or to transfers of Shares made by the Shareholders as gifts or charitable contributions provided, however, that the transferees of any such transfers shall agree to be subject to the terms of this Agreement including, but not limited to, the right of first refusal contained herein.

               (c) If an Involuntary Transfer (as hereinafter defined) of any of the Shares owned by any of the Shareholders shall occur, the Company and the other Shareholders shall have the same rights of first refusal with respect thereto (the "Transferred Shares") as if the involuntary transfer had been a proposed voluntary transfer by such Shareholder, governed by this Section 1, except that: (i) the periods within which such rights must be exercised shall run from the date upon which notice of the Involuntary Transfer is received,
(ii) such rights shall be exercised by notice to the involuntary transferee rather than the Shareholder who suffered the Involuntary Transfer, and (iii) the purchase price per share of the Transferred Shares shall be the "fair market value" as determined by the average of the closing bid price for the Company's shares of Common Stock as quoted on the NASDAQ (or such other exchange on which the Company's shares are then traded) for a period of twenty (20) consecutive trading days. In the event that the Company's shares are not being traded on NASDAQ or some other exchange at the time of the Involuntary Transfer, "fair market value" shall be determined by an investment banking firm that is reasonably satisfactory to both the involuntary transferee and the Shareholders





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making such  purchase  and which is willing and able to complete  the  valuation within forty-five (45) days of being retained to do so. If the involuntary transferee and such Shareholders shall not agree upon the selection of an investment banking firm within twenty (20) days after such Shareholders give written notice hereunder to the involuntary transferee, the Company's regularly engaged independent auditors shall select an investment banking firm for such purpose. The determination of the purchase price per share by an investment banking firm hereunder shall be final and binding upon all parties hereto and the involuntary transferee. The fees of such investment banking firm shall be paid by the Shareholders making any such purchases hereunder. The closing of any purchase under this Section 1(c) shall be held at the principal office of the Company at 11:00 A.M. local time on the forty-fifth (45th) day after the date on which the "fair market value" is determined or at such other time and place as the parties to the transaction may mutually agree upon. At such closing, the involuntary transferee shall deliver certificates representing the Transferred Shares being purchased by the Other Shareholders duly endorsed for transfer and accompanied by all requisite stock transfer taxes, and such Shares shall be free and clear of any liens, claims, options, charges, encumbrances or rights of others arising through the action or inaction of the involuntary transferee and the involuntary transferee shall so represent and warrant, and further represent and warrant that he is the beneficial owner of such Shares. The Shareholders making such purchase shall deliver at closing, by official bank check, payment in full for such Shares. At such closing, all parties to the transaction shall execute such additional documents as are otherwise appropriate.

                    In the event that the provisions of this Section 1(c) shall be held to be unenforceable with respect to any particular Involuntary Transfer of Shares, the other Shareholders shall have a right of first refusal if the involuntary transferee subsequently obtains a bona fide offer for and desires to transfer such Shares, in which event the involuntary transferee shall be deemed to be an "Offering Shareholder" or "Group Offering Member", under Sections 1(a) and 1(b) above, respectively, and shall be bound by the other provisions of those Sections and the related provisions of this Agreement.

               (d) As used herein, the following terms shall be defined as follows:

                    (i) "Involuntary Transfer" shall mean any transfer, proceeding or action (i) other than a transfer permitted under or pursuant to the provisions of Sections 1(a) or 1(b) herein, (ii) in which a Shareholder shall be deprived or divested of any right, title or interest in or to any of the Shares, including, without limitation, any seizure under levy of attachment or execution, any transfer in connection with bankruptcy (whether pursuant to the filing of a voluntary or involuntary petition under the Federal Bankruptcy Code of 1986, or any modifications or revisions thereto) or other court proceeding to a debtor in possession, trustee in bankruptcy or receiver or other officer or agency, any transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property, any transfer pursuant to a separation or divorce agreement or a final decree of a court in a divorce action, any transfer upon or occasioned by the incompetence of any Shareholder, or any transfer to a legal representative of any Shareholder, or (iii) the transfer of a controlling interest of any Shareholder that is a corporation or partnership, with the exception of transfers to an affiliate (as the term "affiliate" is defined in the regulations promulgated under the Securities Exchange Act of 1934, as amended) of such Shareholder.

                    (ii) The "Pro Rata Amount" of any Shareholder, for purposes of this Agreement, shall mean the percentage arrived at by dividing (i) the number of Shares then owned by that Shareholder by (ii) the aggregate number of Shares then owned by all Shareholders.

          2. Board of Directors; Meetings.

               (a) The Company and the Shareholders agree that the Board of Directors of the Company shall be increased to five (5) directors. The Board of Directors of the Company will hold a special meeting on or shortly after the date hereof, at which meeting the Board shall increase the number of its members provided, however, that as an alternative, the foregoing may be effectuated by the unanimous consent of the Board of Directors.

               (b) The Board of Directors of the Company shall initially consist of Byron Preiss, James Dellomo, Matthew Shapiro, Robert Oehler and a nominee selected by Viacom. The Shareholders of the Company shall vote their Shares to elect the foregoing persons (or their nominees) as directors of the Corporation, pursuant to the terms of this Agreement.

               (c) The Company and the Shareholders agree that Viacom's representation on the Board of Directors of the Company shall be proportional to Viacom 's percentage ownership of the aggregate issued and outstanding Common Stock of the Company, on a fully diluted basis. Notwithstanding the foregoing,




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the Company and the Shareholders shall use their respective best efforts so that
Viacom shall continue to be represented on the Board by at least one (1) individual nominated by it, so long as Viacom maintains ownership of a minimum of ten percent (10%) of the Common Stock of the Company.

               (d) The Company and the Shareholders agree that they shall take all necessary action to provide for the increase in the number of directors to five (5) and to enforce their obligations under Section 2(c) including, but not by way of limitation, amending the By-laws of the Company, to the extent required.

               (e) The Shareholders shall use their best efforts to cause the Board of Directors to meet at least four times per calendar year, at least sixty
(60) days apart. All normal travel and out-of-pocket expenses incurred in connection with attending such meetings and any special meetings called by the Company, shall be paid by the Company.

               (f) The Company shall not become a party to any agreement which by its terms restricts the Company's performance of this Agreement.

          3. Reservations of Shares

               (a) The parties to this Agreement hereby agree that they shall procure that a sufficient number of authorized, but unissued, shares of the Company's Common Stock are reserved for the purposes of the subsequent issuance of Common Stock by the Company to Viacom in the event Viacom shall exercise its right to require the Company to issue such shares of its Common Stock pursuant to the Warrant Certificate.


          4. Legends.

               Each certificate representing the Shares now held or hereafter acquired by any Shareholder shall, for as long as this Agreement is effective, bear a legend in substantially the following form:

                        "THIS CERTIFICATE IS ISSUED SUBJECT TO THE PROVISIONS OF A SHAREHOLDERS' AGREEMENT DATED AS OF MARCH __, 1995 AND NEITHER THIS CERTIFICATE NOR THE SHARES REPRESENTED BY IT ARE ASSIGNABLE OR OTHERWISE TRANSFERABLE, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SAID AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY."




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               Each  certificate  representing  the Shares now held or hereafter acquired by any Shareholder shall, until such Shares are registered under the Securities Act of 1933, as amended, bear a legend in substantially the following form:

               "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), HAVE BEEN ACQUIRED FOR INVESTMENT, AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT WITH REGARD THERETO OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

          5. Insurance.

               For so long as Viacom shall be a Shareholder of the Company, the Company shall use its best efforts to maintain a term life insurance policy (of which the Company shall be named the sole beneficiary) insuring the life of Preiss in an amount of not less than Two Million Nine Hundred and Fifty Thousand Dollars ($2,950,000.00).


          6. Confidentiality.

               Each Shareholder agrees that he will not, at any time after the date hereof, directly or indirectly, use or disclose to any person, firm or corporation, confidential information, trade secrets, confidential customer information, technical data or know-how relating to the products, processes, methods, equipment or business practices of the Company acquired by such Shareholder at any time prior to or after the date hereof. The provisions of this Section 7 shall not apply to information which is or becomes generally available to the public or the multimedia industry other than as a result of wrongful acts of the non-disclosing party, (b) is in the possession of the non-disclosing party or its Agents prior to such disclosure, (c) is disclosed to the non-disclosing party or its Agents on a non-confidential basis by a person other than the disclosing party or its Agents that, to the non-disclosing





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party's  knowledge,  is not restricted from  disclosing such  information to the non-disclosing party by any contractual,  fiduciary or other legal obligation or
(d) is developed by the non-disclosing party without the benefit of the confidential information) except, that the parties may disclose such information
(x) as required by law or securities market rule or regulation or (y) in connection with legal proceedings relating to or arising out of the transactions contemplated hereby. In the event a party is required by clauses (x) and (y) of
the  preceding  sentence  to  disclose  any  confidential   information  of  the
disclosing party such non-disclosing party will (i) promptly notify the disclosing party of the existence, terms and circumstances surrounding such a request, (ii) consult with the disclosing party on the advisability of taking legally available steps to resist or narrow such requests, and (iii) if disclosure of such information is required, furnish only such portion of the information as it is legally compelled to disclose and exercise its reasonable best efforts to obtain, at the disclosing party's expense, an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information that the disclosing party may designate. In addition, during the period in which this Agreement remains in effect, each Shareholder hereby agrees and covenants that neither it nor any other entity operated directly or indirectly as part of its publishing or media operations will, during the term hereof and for a period of eighteen (18) months from the date of termination of this Agreement, solicit, hire or retain any employee or officer of the Company or any affiliate of the Company.


          7. Incidental "Piggy-Back" Registration.

                    In consideration of Preiss and the Berman Group granting to VIACOM the right of first refusal to purchase the Shares of the Company owned by Preiss and the Berman Group and other good and valuable consideration, the Company is granting to Preiss and the Berman Group the Registration Rights set forth herein.

                    (a) Right to Include Securities of Preiss and the Berman Group. If at any time the Company proposes to register any of its equity securities under the Securities Act of 1933, as amended (the "Securities Act") (other than a registration on Form S-4 or Form S-8), whether or not for sale for its own account, it will each such time give at least ten (10) days prior written notice to Preiss and the Berman Group (the "Holders") of its intention to do so and of such Holders' rights under this Section 7. Upon the written




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request of any such Holder made within twenty (20) days after the receipt of any such notice (which request shall specify the Shares intended to be disposed of by such Holder and the intended method of disposition thereof), the Company will use its best efforts to effect the registration under the Securities Act of all Shares of the Holders (on a pro-rata basis with the other equity securities
which  the  Company  is  seeking  to  register   pursuant  to  such   incidental
registration) which the Company has been so requested to register by the Holders thereof (the "Securities"), to the extent requisite to permit the disposition (in accordance with such intended methods thereof) of the Securities so to be registered; provided, that if, at any time after giving written notice of its intention to register any Securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such Securities, the Company may, at its election, give written notice of such determination to each Holder of the Securities and, thereupon, shall be relieved of its obligation to register any Securities in connection with such registration. Notwithstanding the foregoing, however, during the period commencing on the date hereof and ending on the date which is the anniversary of the thirtieth (30th) month from the date hereof, that Preiss and the Berman Group shall be entitled, pro rata, to a priority in registering the shares of the Company's Common Stock owned by them, in any registration statement in which Viacom has exercised its incidental registration rights, subject to the restrictions set forth in Section 7(b) below. The Company will pay all Registration Expenses (as defined in the Registration Rights Agreement of even date herewith by and between the Company and Viacom(the "Registration Rights Agreement")) in connection with each registration of Securities requested pursuant to this Section 7.

                    (b) Priority In Incidental Registrations. If a registration pursuant to this Section 7 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of Securities requested to be included in such registration exceeds the number which would have an adverse effect on such offering, including the price at which such Securities can be sold, the Company will include in such registration the maximum number of Securities which it is so advised can be sold without such an adverse effect, allocated as follows:

                               (A) First,  all  securities  proposed  to be
                      registered by the Company for its own account or Securities proposed to be registered by Preiss or the Berman Group (up through the thirtieth (30th) month from the date hereof), and




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                               (B) Second,  all securities  requested to be
                      included in such registration, any other securities proposed to be registered by the Company other than for its own account and other than for the benefit of Preiss or the Berman Group (except to the extent that any securities requested to be registered by the Company, Preiss or the Berman Group pursuant to paragraph "First" above could not be registered) (if
                      necessary,   allocated   pro  rata   among  all  such
                      requesting Holders on the basis of the relative number of shares of securities each such Holder has requested to be included in such registration).

          8. Registration Procedures.

               8.1 Whenever the Company effects or causes the registration of the Securities of Preiss and the Berman Group under the Securities Act as provided in this Agreement, the Company will use its best efforts to permit the sale of such Securities in accordance with the intended method or methods of distribution thereof, and will, as expeditiously as possible:

                    (a) prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement with respect to such Securities and use its best efforts to cause such registration statement to become effective, provided, however, that the Company may discontinue any registration of its securities which is being effected, at any time prior to the effective date of the registration statement relating thereto;

                    (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period not in excess of two years from the effective date thereof and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the Holders set forth in such registration statement;

                    (c) furnish to the Holders such number of executed and conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits and all documents incorporated by reference therein), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus




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and  supplemental  prospectus),  and such other  documents  as the  Holders  may reasonably request in order to facilitate the disposition of the Securities by Preiss and the Berman Group;

                    (d) use its best efforts to register or qualify (and keep effective such registration or qualification) such Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions within the United States as may be reasonably required to permit the Holders to sell the Securities or as the Holders shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition in such jurisdictions of the Securities; provided, that, the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this subsection (d), it would not be obligated to be so qualified, to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction; provided, further, that this subsection (d) shall not be construed to require the Company to register as a broker-dealer in any jurisdiction any third person to whom or through whom a Holder proposes to sell the Securities;

                    (e) immediately notify the Holders, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the Company becoming aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and at the request of the Holders promptly prepare and furnish to such Holders a reasonable number of copies of an amended or supplemented prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

                    (f) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, beginning with the first month after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

                    (g) use its best efforts to list such Securities on the NASDAQ or any securities exchange on which securities of such class are then listed, if such Securities are not already so listed, and to provide a transfer agent and registrar for such Securities covered by such registration statement not later than the effective date of such registration statement;

                    (h) enter into such agreements (including an underwriting agreement in customary form) and take such other actions as the Holders reasonably request in order to expedite or facilitate the disposition of the Securities;

                    (i) whether or not the registration related to an underwritten offering, make such representations and warranties to the Holders and to the underwriters, if any, as are customarily made by issuers to underwriters in underwritten offerings, obtain opinions of counsel to the Company addressed to each Holder and to the underwriters, if any, covering the matters customarily covered in underwritten offerings, and obtain a "cold comfort" letter or letters and updated thereof from the Company's independent public accountants in customary form and covering matters of the type customarily covered in underwritten offerings, in each case as the underwriters or the Holders shall reasonably request; and

                    (j) make available for inspection (at reasonable times and upon reasonable notice) by the Holders, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant, or other agent retained by the Holders or any such underwriter, all pertinent financial and other records pertinent corporate documents of the Company, and cause all of the Company's executive officers and directors to supply all information reasonably requested by the Holders, underwriter, attorney, accountant or agent in connection with such registration statement.

               8.2 The Company may require the Holders to furnish the Company such information regarding the Holders and the distribution of such securities for use in the registration statement relating to such registration as the Company may from time to time reasonably request in writing and to do such reasonable acts and things as the Company may from time to time reasonably request in order to permit the Company to comply with the requirements of law.

               8.3 Each Holder of the Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in subsection (e) of Section 8.1, such Holder will forthwith discontinue disposition of Securities pursuant to the registration statement covering such Securities until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of Section 8.1, and if so directed by the Company, such holder will deliver to the Company all copies, other than permanent file copies then in such Holder's possession, of the prospectus covering such Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period mentioned in subsection (b) of Section 8.1 shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to subsection (e) of Section 8.1 to and including the date when each Holder of the Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by subsection (e) of Section 8.1.

               8.4 The Company shall have no obligation to register any of the Securities pursuant to this Agreement if the Company has obtained an opinion of counsel to the effect that the Securities may be immediately sold to the public without registration thereof, whether pursuant to Rule 144 promulgated under the Securities Act, any successor rule or otherwise. In addition, notwithstanding anything contained herein to the contrary, (i) the Company shall not be obligated to effect the filing of a registration statement pursuant to Section 1 during the twenty (20)-day period following the effective date of a registration statement pertaining to an underwritten public offering of securities to the public generally for the account of the Company, and (ii) if the Company shall furnish to the Purchaser a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company, and its stockholders generally, for such registration statement to be filed, the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of a Holder.

               8.5 Indemnification by the Company. In the event of any registration of any securities of the Company under the Securities Act, the Company will, and it hereby does, indemnify and hold harmless, to the fullest extent permitted by law, the Holders of the Securities covered by such registration statement, its directors and officers or general and limited partners (and directors and officers thereof), each Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such seller or any such underwriter within the meaning of the Securities Act, against any and all losses, claims, damages or liabilities, joint or several, and expenses (including legal, accounting and other reasonable expenses incurred in connection with investigation, preparation or defense of any of the foregoing), to which such seller, any such director or officer or general or limited partner or any such underwriter or controlling Person may become subject under the Securities Act, the Exchange Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary, final or supplemental prospectus contained therein, or any amendment or supplement thereto, or (b) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such Holders and each such director, officer, general or limited partner, underwriter and controlling Person for any legal or any other expenses reasonably incurred by them in connection with investigating or preparing for and defending any such loss, claim, liability, action or proceeding from time to time as such expenses are incurred; provided, that, the Company shall not be liable in any such case to any such person, to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or amendment or supplement thereto or in any such preliminary, final or supplemental prospectus in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such Holder or underwriter specifically stating that it is for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any such director, officer, general or limited partner, underwriter or controlling Person and shall survive the transfer of such securities by such Holder.

               8.6 Indemnification by the Holders of Securities. As a condition to including any Securities in any registration statement filed in accordance with this Agreement, the Holders will and they each hereby do (and the Company may require, as a condition to including any Securities in any registration statement filed in accordance with this Agreement that, any other holder of Securities other than the Holders, provide an undertaking reasonably satisfactory to the Company pursuant to which such Holder shall indemnify and hold harmless the Company upon the terms set forth in this Section 8.6), indemnify and hold harmless the Company (in the same manner and to the same extent as set forth in Section 8.5 hereof), its directors and officers signing the registration statement and its controlling persons with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary, final or supplemental prospectus contained therein, or any amendment or supplement, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such Holders specifically stating that it is for use in the final or supplemental prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing; provided however, in no event shall the liability of any selling Holder be greater in amount than the amount of proceeds received by such selling Holder upon such sale. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any of its directors, officers or controlling Persons and shall survive the transfer of such Securities by such selling Holder.

               8.7 Notices of Claims, Etc. Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 10, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided, that, the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under Sections 8.5 and 8.6 hereof, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment (which is based on the written opinion of its counsel) a conflict of interest between such indemnified and indemnifying parties exists in respect of such claim, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof. If in an indemnified party's reasonable judgment (which is based on the written opinion of its counsel) a conflict of interest between the indemnified and indemnifying parties exists in respect of a claim or if the indemnifying party refuses to participate in and to assume the defense of any action brought against an indemnified party, the indemnified party may assume the defense of such claim or action with counsel of its choosing which shall not relieve the indemnifying party of its obligations under Sections 8.5 and 8.6 hereof. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

               8.8 Contribution. If the indemnification provided for in or pursuant to Sections 8.5 and 8.6 is due in accordance with the terms hereof but is held by a court to be unavailable or unenforceable in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying party, in lieu of indemnifying such indemnified person, shall contribute to the amount paid or payable by such indemnified person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified person on the other in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying party on the one hand and of the indemnified person on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified person by such persons' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In no event shall the liability of any selling Holder of Registrable Securities be greater in amount than the amount of proceeds received by such Holder upon such sale.

               8.9 Rule 144. The Company covenants that it will use its best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of the Holders, make publicly available such information as necessary to permit sales pursuant to Rule 144 under the Securities Act), and it will do all such other acts and things from time to time as requested by the Holders to the extent required from time to time to enable each Holder to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereunder adopted by the SEC. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

               8.10 Public Trading Market. Until the earlier of (a) three (3) years after the effective date of the registration statement filed pursuant to
Section 8 or (b) the date on which there are no Securities left unregistered, the Company shall use its best efforts to maintain a public trading market for its Common Stock.

               9. Registration Rights of VIACOM. Viacom shall have the registration rights for its Shares as set forth in the Registration Rights Agreement, the terms of which are incorporated by reference herein and made a part hereof, as if such terms were fully set forth herein.

               10. Miscellaneous.

                   Notices.

               10.1 Notices hereunder shall be given only by personal delivery, registered or certified mail, return receipt requested, overnight courier service, or telex, telegram or other form of electronic mail and shall be deemed transmitted when personally delivered or deposited in the mail or delivered to a courier service or a carrier for electronic transmittal (as the case may be), postage or charges prepaid, and properly addressed to the particular party to whom the notice is to be sent. Unless and until changed by notice given as provided herein, notices shall be sent to the addresses set forth below, with appropriate copies to those persons indicated thereon.

               If to the Company:         Byron Preiss Multimedia Company, Inc.
                                          24 West 25th Street
                                          New York, New York 10010
                                          Fax No. (212) 627-2788

               with a copy to:            Kane Kessler, P.C.
                                          1350 Avenue of the Americas
                                          New York, New York 10019
                                          Attn: Robert L. Lawrence, Esq.
                                          Fax No. (212) 245-3009




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


               If to Preiss:              Byron Preiss
                                          50 Sutton Place South
                                          New York, New York  10022

               with a copy to:            Kane Kessler, P.C.
                                          1350 Avenue of the Americas
                                          New York, New York  10019
                                          Attn: Robert L. Lawrence, Esq.
                                          Fax No. (212) 245-3009

               If to Viacom :             Viacom International Inc.
                                          1515 Broadway
                                          New York, New York 10036
                                          Attn:  Laura Franco, Esq.
                                          Fax No. (212) 846-1428

               If to the Berman Group:   Steven Berman
                                         c/o Smith Barney
                                         1345 Avenue of the Americas
                                         New York, New York  10019
                                         Fax No. (212)

               If to the Group:          Steven Berman
                                         c/o Smith Barney
                                         1345 Avenue of the Americas
                                         New York, New York  10019
                                         Fax No. (212)

                                             - and -

                                         Byron Preiss
                                         50 Sutton Place South
                                         New York, New York  10022

               with a copy to:           Kane Kessler, P.C.
                                         1350 Avenue of the Americas
                                         New York, New York 10019
                                         Attn: Robert L. Lawrence, Esq.
                                         Fax No. (212) 245-3009





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


               10.2 Counterparts.

                    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               10.3 Consent to Specific Performance.

                    The parties hereto declare that it is impossible to measure in money the damages which would accrue to a party by reason of another party's failure to perform any of the obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law, and consents to specific performance as a remedy; provided, however, that any consent granted hereunder shall not preclude any plaintiff party from bringing any other claims or be deemed to be a waiver of any rights which it may have hereunder.

               10.4 New Parties.

                    The Company shall not record a transfer of Shares from any Shareholder to any person not a party hereto unless such person shall execute an acknowledgment of the terms hereof and an agreement to be bound hereby. Upon execution of any such form, such new Shareholder shall be deemed for all purposes to be a party hereto, and shall be subject to all the obligations and entitled to all the benefits created hereby with respect to Shareholders.

               10.5 Variations in Pronouns.

                    All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the antecedent person or persons or entity or entities may require.

               10.6 Governing Law.

                    This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without giving effect to principles of conflicts of laws. The Shareholders hereby agree to submit to the exclusive jurisdiction of the Federal Courts located in the State of New York and hereby waive any objection based on venue or forum non conveniens with respect to any action instituted therein, and agree that any dispute concerning the conduct of any party in connection with this Agreement or otherwise shall be heard only in the Federal Courts described above.





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


               10.7 Amendments and Waivers.

                    Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Shareholders. Any amendment or waiver effected in accordance with this Section shall be binding upon all Shareholders and the Company.

               10.8 Public Statements. The Shareholders shall use their best efforts to communicate and coordinate with the Company with respect to any material public communication by them relating to the Company, its business, operations and ownership, unless such communication is made to such Shareholder's attorneys or accountants, or required to be made as a matter of law of stock exchange rule.

               IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.


                                       BYRON PREISS MULTIMEDIA COMPANY, INC.


                                       By: /s/ Byron Preiss
                                          ------------------------------------
                                          Name:  Byron Preiss
                                          Title: Chief Executive Officer
                                                 and President

                                       VIACOM INTERNATIONAL INC.


                                       By:  /s/ Rudolph L. Hertlein
                                           -----------------------------------
                                           Name:  Rudolph L. Hertlein
                                           Title: Senior Vice President


                                           /s/ Byron Preiss
                                          ------------------------------------
                                               Byron Preiss


                                          /s/ Martin L. Berman
                                          ------------------------------------
                                              Martin L. Berman


                                          /s/ Phyllis Berman
                                          ------------------------------------
                                              Phyllis Berman


                                          /s/ Steven C. Berman
                                          ------------------------------------
                                              Steven C. Berman


                                       ALISON A. BERMAN
                                       LIFETIME INCOME TRUST


                                       By:  /s/ Mark Kaplan
                                          ------------------------------------
                                           Mark Kaplan, Co-Trustee

                                       MARK K. BERMAN
                                       LIFETIME INCOME TRUST


                                       By:  /s/ Mark Kaplan
                                          ------------------------------------
                                          Mark Kaplan, Co-Trustee


                                       MARTIN L. BERMAN FOUNDATION


                                       By:  /s/ Martin L. Berman
                                          ------------------------------------
                                           Martin L. Berman, Trustee